Exhibit No. 10.12

Execution Copy

AMENDED AND RESTATED JOINT VENTURE AGREEMENT

This Amended and Restated Joint Venture Agreement (“Agreement”) is entered into as of February 22, 2016, (the “Restatement Date”) by and between Armstrong Ventures, Inc., a Delaware corporation (“AVI”), and The Worthington Steel Company, a Delaware corporation formerly known as Worthington Ventures, Inc. (“WVI”).

R E C I T A L S:

WHEREAS, AVI and WVI entered into a Joint Venture Agreement dated March 23, 1992 (as amended by (A) Amendment No. 1 to Joint Venture Agreement between AVI and WVI dated April 13, 1993 and (B) the letter from the Joint Venture (as such term is hereinafter defined in Section 14.1) to AVI and WVI dated December 20, 2010 and agreed to and accepted by AVI and WVI regarding certain special allocations of the Joint Venture’s profits and losses (collectively, the “Existing Joint Venture Agreement”) pursuant to which AVI and WVI agreed to form a joint venture, effective as of June 1, 1992, to produce and sell Grid (as such term is hereinafter defined in Section 14.1) on a world-wide basis; and

WHEREAS, AVI and WVI desire to modify, amend, restate and replace the Existing Joint Venture Agreement in its entirety, all as hereinafter provided; and

WHEREAS, the provisions of the Existing Joint Venture Agreement shall govern all matters and activities occurring prior to the Restatement Date; and

WHEREAS, capitalized terms used in this Agreement will have the meanings ascribed to them in Article 14 hereof.

NOW, THEREFORE, in consideration of the mutual understandings and agreements hereinafter set forth, the parties hereto mutually agree to modify, amend and restate the Existing Joint Venture Agreement, effective as of the Restatement Date, to read in its entirety as follows:

ARTICLE 1

Formation of Joint Venture

1.1. Establishment of Joint Venture. AVI and WVI hereby establish, effective as of the Effective Date, an unincorporated Joint Venture to carry on, as owners, a business for profit for the purposes set forth below. The Joint Venture shall be established and conducted as a general partnership pursuant to the Uniform Partnership Act as adopted in the State of Delaware (as amended from time-to-time the “General Partnership Law”) with AVI and WVI as sole and equal partners; provided, however, in the case of any conflict between the provisions of this Agreement and the General Partnership Law, the provisions of this Agreement shall control.

1.2. Name. The Joint Venture shall operate under the name of “Worthington Armstrong Venture” or the acronym “WAVE,” or such other name as to which the Members may mutually agree.

1.3. Office. The principal office of the Joint Venture shall be located at such location as the Board of Directors may designate.

1.4. Purpose of the Joint Venture. The purpose of the Joint Venture shall be to operate a global business related to the production and sale of Core Grid, Scope Extensions, Grid-Type Products, and products and services related thereto and, to the extent approved by the Board or through Guiding Principles approved by the Board, other products and services.

1.5. Ownership. Except as otherwise agreed to in writing by the Members, AWI and WVI shall each have a 50% interest in the Joint Venture.

1.6. Term. The Joint Venture shall continue in existence until terminated pursuant to Article 11 hereof. Except as provided in Article 10 or Article 11 hereof, neither Member shall withdraw from the Joint Venture for any reason, without obtaining the prior written consent of the other Member.

1.7. Transferability of Interest. Except as provided in Article 10 hereof, neither Member shall transfer, sell, assign, pledge, hypothecate, give, or otherwise dispose of all or any portion of its interest in the Joint Venture without the prior written approval of the other Member.

1.8. Organizational Costs. Except as otherwise agreed by the Members, all costs incurred by a Member in connection with the establishment or amendment of the Joint Venture shall be borne by the Member incurring such costs.

1.9. Effective Date. The effective date of the Joint Venture is June 1, 1992 (the “Effective Date”). The effective date of this Amendment and Restatement is the Restatement Date.

ARTICLE 2

Combining Existing Businesses

2.1. Items to be Contributed. The Members contributed their then current Grid Businesses to the Joint Venture as of the Effective Date, as provided in the Existing Joint Venture Agreement including certain machinery and equipment, inventory, intellectual property, purchase orders, books and records, and other items. The Members also retained certain assets and liabilities as provided in the Existing Joint Venture Agreement.

2.1.1. IP Licenses.

(a) The Members contributed to the Joint Venture the Trademarks and Patents and all inventions, formulas, trade secrets, manufacturing processes, know-how and other similar intellectual property rights and information relating to their then current Grid Businesses. Excluded from these contributions were corporate names.

(b) AWI and the Joint Venture have entered into a License Agreement in the form attached as Exhibit 2.1.1(b), with respect to the use of the Armstrong name and trademark.

(c) Following the execution of this Agreement, the Members agree that AWI and the Joint Venture will enter into a License Agreement to be approved in form and substance by both members, pursuant to which AWI will be provided a license to use certain of the Joint Venture intellectual property in connection with the AWI ceilings and wall businesses.

(d) No provision of this Agreement, nor of either License Agreement, shall require, or be deemed or construed to require, Armstrong or Worthington to change its corporate name.

2.2. Environmental Liabilities. If the Joint Venture has operated, or in the future operates, facilities owned or previously operated by a Member Corporation, the Joint Venture shall be liable for any conditions, whether on or off site, resulting from the emission or discharge of regulated substances into the air or water or the use, storage, generation, disposal or release or threatened release of any hazardous substance, contaminant, chemical, or material defined as hazardous pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ¶ 9601 et sec., as amended, or the federal Resource Conservation and Recovery Act, 42 U.S.C. ¶ 9202 et sec., as amended, including petroleum and petroleum products, caused by operations of the Joint Venture and the Joint Venture shall indemnify, defend and hold harmless the Member Group from all costs related to investigation and remediation of any environmental conditions resulting therefrom. However, each Member Group (a) shall retain liability, if any, for (i) any environmental impairment which may exist prior to the date the Joint Venture began operating the facility (the “Date of Joint Venture Operation”) with respect to any land and buildings owned, leased or otherwise operated by such Member Group and (ii) any environmental conditions resulting from such Member Group’s operations, whether on or off site (other than those caused by operations of the Joint Venture) on or after the Date of Joint Venture Operation, and (b) shall indemnify, defend and hold harmless the Joint Venture from all costs related to investigation and remediation of any such environmental impairment or environmental conditions for which such Member Group is responsible.

ARTICLE 3

Financing The Venture

3.1. Capital Contributions of the Members.

3.1.1. Current Capital Accounts. Capital Contributions made to the Joint Venture through the Restatement Date are reflected in the Capital Contribution Accounts of the Members.

3.1.2. Additional Capital Contributions. If the Members should at any time determine that the Joint Venture needs additional funds in order to continue to transact business, as provided in Section 3.3, the Members agree, to the extent practicable and economically feasible, that the funds shall be obtained through loans obtained by the Joint Venture. If the Joint Venture is unable to, or the Members mutually elect not to, borrow such additional funds, then each Member agrees to make additional cash capital contributions to the Joint Venture, in proportion to its interest in the Venture, in order to provide the Joint Venture with the necessary funds. If either Member should fail to make such additional capital contribution, then the other Member may, at its option, make on behalf of the non-contributing Member, another additional cash contribution in the non-contributing Member’s place and in an amount equal to that which the non-contributing Member was obligated but failed to make. In such event, the additional cash capital contribution shall be treated as a loan from the contributing Member to the non-contributing Member, and shall bear interest at the announced Prime Rate of Citibank plus 3% per annum (but not in excess of the maximum rate permitted by law) and shall be payable not later than 30 days following the date the additional cash contribution is made. Capital calls shall be made only upon mutual consent of the Members.

3.1.3. Capital Contributions to Pay Liabilities. The Members shall not be obligated by this Agreement to make any additional or other capital contributions to the Joint Venture, other than as provided in Section 3.1.2 or except to the extent that either Member may be obligated to do so by a creditor of the Joint Venture under applicable state partnership laws. Any sum paid by either Member to or on behalf of the Joint Venture to the extent such Member was obligated to do so by a creditor of the Joint Venture under applicable state partnership law shall be regarded and treated as a capital contribution to the Joint Venture by the Member who made it and shall be credited to its Capital Account. No provision of this Section 3.1.3 shall be deemed to limit a Member’s right of contribution from the other Member to the extent that the Member is obligated to make an additional capital contribution to the Joint Venture by a creditor of the Joint Venture under applicable state partnership law.

3.1.4. Capital Account. A separate account entitled “Capital Account” shall be established and maintained for each Member on the books of account of the Joint Venture. Such Capital Account shall reflect all contributions and withdrawals of capital of such Member. No withdrawals shall be made from the Capital Account of a Member, except as may be authorized by the Board of Directors. The respective Capital Accounts of the Members will be determined and maintained in accordance with the rules of paragraph (b)(2)(iv) of Reg. §1.704-1 of the Internal Revenue Code of 1986 (as amended from time-to-time, the “Code”), and will be adjusted in accordance with paragraph (b)(2)(iv)(g) of the same regulation for allocations to such Capital Accounts of depreciation, depletion, amortization, and gain or loss, as computed for book purposes, with respect to property described under paragraphs (b)(2)(iv)(d)(3) and (b)(2)(iv)(f)(3) of the same regulation.

3.1.5. No Guaranteed Return on Capital. A Member shall not be entitled to be paid any interest or specified rate of return on its capital contributions or its Capital Account. The Joint Venture shall not be obligated to repurchase or to redeem the interest of either Member, and the Member shall not have the right to withdraw or to demand a return of its capital contributions, whether in cash or in assets other than cash, except as specifically provided in the applicable provisions of this Agreement.

3.2. Members, Interest in the Venture. The interest of each Member in the Joint Venture for all purposes of this Agreement shall be its share of the Joint Venture’s assets, liabilities and equities, its allocations of profit and loss and its distributions of cash or other assets, which share, subject to the special allocations described in Section 3.4, shall be equal to the percentages specified as follows:

Member	Initial Interest in the Venture
AVI	50%
WVI	50%

3.3. Financing. The Members agree that, to the extent practicable and economically feasible, all funds required for the Joint Venture in excess of the initial capital contributions of the Members, shall be obtained by loans arranged for and obtained in the name of the Joint Venture. Both Members agree to use commercially reasonable efforts to assist in obtaining such necessary financing. To the extent required by the financing institutions, the Members agree to guarantee, or cause their respective parents to guarantee, their proportionate share of any such financing on a “several” basis (i.e., so that neither Member (or their Affiliates) will be liable for the portion guaranteed by the other Member). Any necessary guarantees shall be furnished on terms reasonably satisfactory to the respective lenders and Members. In lieu of guarantees of loans from financial institutions, the Members shall have the option of making (or having their Affiliates make) direct loans to the Joint Venture. If one Member elects to make such a loan and the other secures financing for the Joint Venture from a financial institution, the interest rate payable to the lending Member shall equal the rate payable to the financial institution. If one Member’s guarantee cannot support an interest rate as low as the other, arrangements will be made so that the Member obtaining the higher rate will make up the difference in the two rates.

3.4. Special Allocation of Joint Venture Profits and Losses.

(a) The Members agree that a special allocation of income or loss (or items thereof) shall be made to WVI’s Capital Account for each Fiscal Year beginning on or after January 1, 2010 in an amount equal to the aggregate Armstrong Grid Profits or Armstrong Grid Losses earned or incurred (or otherwise recognized), as applicable, during such Fiscal Year. Prior to allocating the remaining profits and losses of the Joint Venture for any such Fiscal Year as provided in Section 3.4(b), the calculation of the Armstrong Grid Profits or Armstrong Grid Losses for such Fiscal Year shall initially be made by AVI in good faith. AVI, at the request of WVI, shall provide to WVI all information and documentation as shall be reasonably necessary to verify the calculation of the Armstrong Grid Profits or Armstrong Grid Losses. If there is a dispute between the Members as to the amount of the Armstrong Grid Profits or Armstrong Grid Losses, or if either of the Members requests, in writing, then, in either such event, the amount of the Armstrong Grid Profits or Armstrong Grid Losses shall be calculated by the independent certified public accounting firm then serving as auditors to the Joint Venture (or such other independent certified public accounting firm as is mutually agreeable to the Members) and AVI shall provide such accounting firm with all documents and information reasonably requested by such accounting firm to verify the calculation of the Armstrong Grid Profits or Armstrong Grid Losses for such Fiscal Year. Such determination of the Armstrong Grid Profits or Armstrong Grid Losses by the accounting firm shall be considered final, conclusive and binding on the Members absent proven manifest error.

(b) All remaining profits or losses of the Joint Venture (i.e., the total profit or loss of the Joint Venture less the special allocation described in Section 3.4(a)) shall be allocated between AVI and WVI in accordance with their respective interests in the Joint Venture as set forth in Section 3.2.

(c) The Members agree that prior to the last day of each Fiscal Year occurring after January 1, 2010, the Joint Venture shall estimate the amount of the special allocation to be made to WVI for such Fiscal Year pursuant to Section 3.4(a) and shall make a cash distribution to WVI equal to, or greater than, such estimated amount prior to the last day of such Fiscal Year. When computing the estimated Armstrong Grid Profits and the distribution on account of such profits as described above, the Members agree to implement procedures to ensure that the Members’ respective Capital Accounts will not be impacted in any way that would trigger a change in the Joint Venture’s taxable year-end under Code § 706. At WVI’s discretion, these procedures shall include the reasonable payment of distributions prior to the end of a particular Fiscal Year that are sufficiently in excess of projected Armstrong Grid Profits for such Fiscal Year. Any such distributions received by WVI relating to a particular Fiscal Year that are in excess of the Armstrong Grid Profits as finally determined for such Fiscal Year, shall be promptly returned by WVI to the Joint Venture during the following Fiscal Year at AVI’s discretion, as either an additional capital contribution to the Joint Venture by WVI or a reduction of WVI’s distribution of the Joint Venture’s profits for such subsequent Fiscal Year.

(d) The principles for the allocation of the Joint Venture’s profits as set forth in Sections 3.4(b) and 3.4(c) are illustrated on the example set forth in Exhibit 3.4(d).

(e) All distributions (including liquidating distributions) under this Agreement shall be made in accordance with the allocations set forth in this Section 3.4.

(f) The Members expressly intend for Affiliates of AWI outside of the United States of America to be authorized to sell Grid for and on behalf of the Joint Venture as deemed necessary by the Members, consistent with the Sales Representation Agreement. Furthermore, transfer pricing between the Joint Venture and any such foreign Affiliates of AWI will be in accordance with arm’s-length principles and as otherwise required by local tax regulations.

(g) The Members agree that the Joint Venture shall enter into such agreements for the sale and distribution of Grid with the applicable Affiliates of AWI, subject to the approval of the Members.

ARTICLE 4

Facilities

4.1. Selection of Sites. The Board of Directors will determine the location of the manufacturing facilities, offices and any other locations for the Joint Venture.

4.2. Member Facilities.

4.2.1. Lease of Facilities. Unless the Members and the Joint Venture otherwise agree, if any facility of a Member Corporation (or any portion thereof) is to be operated by the Joint Venture, the Joint Venture will lease (or sublease) such facility from the Member Corporation at a fair market value to be negotiated between the parties. Any common items will be reasonably allocated. The lease or sublease of such facilities shall be documented through a lease or sublease reasonably negotiated between the parties.

4.2.2. Initial Handling of Employees, Termination Costs, Contracts, Warehouses and Trucking. Treatment of any employees of a Member who worked for the Joint Venture prior to the Restatement Date shall be handled as provided in the Existing Joint Venture Agreement or as otherwise agreed by the Members and the Joint Venture. The manner in which prior use of facilities, warehouses or trucking services of a Member Corporation is as provided in the Existing Joint Venture Agreement or as otherwise agreed by the Members and the Joint Venture.

ARTICLE 5

Operation of the Joint Venture

5.1. Operating Management. The Board of Directors of the Joint Venture shall nominate, select and appoint a Chief Executive Officer for the Joint Venture. The Chief Executive Officer shall be responsible for the day-to-day operation of the Joint Venture. The Board of Directors shall also appoint a CFO and such other officers as it deems appropriate. The Board of Directors shall determine the structure of the management of the Joint Venture and responsibilities given to the officers. The executive officers of the Joint Venture shall report to the Chief Executive Officer unless otherwise determined by the Board of Directors.

5.2. Employees.

5.2.1. From time to time, the Member Corporations may, at the request of the Joint Venture, assign certain of their employees to work for the Joint Venture. If any employees of a Member Corporation are assigned to provide services for the Joint Venture, the Member Corporation providing such employee and the Joint Venture shall mutually determine the compensation and benefits for such employees. Such Member’s corporate policies shall continue to apply to and govern that employee’s employment during his/her term of service, in conjunction with any applicable policies of the Joint Venture. During their assignment, employees of the Member Corporations assigned to the Joint Venture shall remain employees of the applicable Member Corporation. The Joint Venture shall reimburse the applicable Member Corporation for the agreed upon compensation and benefits paid during assignment to the Joint Venture.

5.2.2. Employees. The Members agree that any employees of a Member Corporation who are assigned to and work for the Joint Venture shall be available to the Member Group for whom they previously worked to be transferred back to the other operations of that Member Group; provided, however, that the timing of any such transfer will not be disruptive to the Joint Venture’s operations, appropriate replacements are available and the Joint Venture has no other compelling reasons to object to such transfer. Such employees of a Member Corporation shall not be subject to the obligations of Section 12.1.2(b) hereunder, as to their Member Group.

5.2.3. Joint Venture Employees. The Joint Venture shall also from time to time employ its own employees and the Joint Venture shall determine the compensation, benefits and corporate policies and procedures applicable with respect to those employees.

5.3. Sales. The intent of the Members is that the Grid produced by the Joint Venture will be sold for the Joint Venture by the Armstrong sales force, which also sells Armstrong ceiling tiles. Such selling efforts shall be performed in accordance with the existing Sales Representation Agreement entered into between the Joint Venture and Armstrong as of March 23, 1992 (as amended from time to time, the “Sales Representation Agreement”), pursuant to which Armstrong will have its sales force use all reasonable efforts to sell Grid. The above notwithstanding, the Joint Venture may employ such additional sales representatives or sales agents as the Board of Directors determines. Further, should the Board of Directors determine that its Grid can be sold in a more effective manner, it shall be entitled to amend or terminate the Sales Representation Agreement with Armstrong in a manner which is fair and reasonable to both parties.

5.4. Steel Purchases; Steel Supply Sourcing Services. The Joint Venture agrees to provide WVI or its affiliated Worthington Steel Companies (collectively, together with their respective successors and assigns, “Worthington Steel”) the first right to supply the steel used at each Joint Venture facility for the production of its Grid, and the Joint Venture shall purchase from Worthington Steel such steel as to which Worthington Steel elects. However, Worthington Steel may exercise its election under this provision only with respect to those items of steel as to which: (a) Worthington Steel is competitive in price, quality and other terms for prime steel with respect to such item or items; and (b) Worthington Steel (i) has a facility within a reasonable distance from the Grid facility, or (ii) can still provide similar service, delivery and pricing as steel suppliers which are close to the Grid facility. If Worthington Steel does not elect to supply any item of steel, or any portion thereof, or if Worthington Steel does not meet the provisions of the prior sentence as to any item of steel, then the Joint Venture shall be free to purchase from other parties, any such item, or the portion of such item, not being supplied by Worthington Steel. In setting the prices for any steel to be supplied by Worthington Steel, the parties shall consider the price that could be obtained from others to supply steel of the same quality and the same level of service, the absence of commissions, and the limited credit risk in selling to the Joint Venture. Pricing for said steel will be set in good faith based upon fair market value for the type of steel product and services required. Purchasing arrangements will be reviewed by the Board of Directors every six months, or sooner if needed. If, for any of the reasons specified above in this Section 5.4, Worthington Steel is not supplying any item of steel, or portion thereof, to the Joint Venture, Worthington Steel will, at the request of the Joint Venture, agree to assist the Joint Venture in identifying and procuring one or more reliable sources of competitively priced prime steel to supply the Joint Venture’s requirements for any such item of steel not being supplied by Worthington Steel (any such assistance so provided by Worthington Steel will be referred to herein as the “Steel Supply Sourcing Services”). Worthington Steel will use commercially reasonable efforts in providing the Steel Supply Sourcing Services. The amount to be paid, if any, to Worthington Steel by the Joint Venture for such services will be reasonably agreed by them, based on the principles mutually agreed to from time to time. The Joint Venture will at any time have the right, upon notice to Worthington Steel, to immediately terminate any Steel Supply Sourcing Services being provided by Worthington Steel and to thereafter directly or indirectly source and purchase its requirements for any items of steel which are not then being supplied by Worthington Steel.

5.5. Costs. All costs of the Joint Venture, including amounts paid to the Member Corporations pursuant to the contracts described herein, shall be paid by the Joint Venture.

5.6. Allocation and Distribution of Profits. Except as otherwise provided in this Agreement or as agreed by the Members, all profits and losses of the Joint Venture shall be allocated to each Member according to their respective Interests in the Joint Venture.

5.7. Cash Distributions. Except as otherwise provided in this Agreement or as agreed by the Members: (a) Cash shall be distributed to the Members from the Joint Venture in such amounts and at such times as the Board of Directors may determine; and (b) each distribution of cash shall be made to the Members in proportion to their Interests in the Joint Venture at the time of such distribution. Generally, the Members expect that the Joint Venture will distribute at least a sufficient amount of cash for the Members to pay their taxes on Joint Venture earnings, unless the Members otherwise agree.

5.8. Investment of Funds. All cash of the Joint Venture shall, to the extent possible, be maintained in such interest bearing bank accounts (“sweep” account) in the name of, or for the benefit of, the Joint Venture or in such short term investments as the Joint Venture’s Board of Directors may determine from time to time. No Member shall be entitled to take an advance against anticipated future distributions or borrow funds from the Joint Venture without the approval of the Board of Directors. If at any time a Member so requests, all cash funds of the Joint Venture shall be kept solely in segregated accounts of the Joint Venture.

5.9. Worthington Support Agreement. The Joint Venture shall enter into with Worthington, the Worthington Support Agreement, substantially in the form of Exhibit 5.9 hereto (as amended from time-to-time, the “Worthington Support Agreement”), pursuant to which Worthington shall provide the Joint Venture certain administrative, support and operational services for a fee which shall be agreed upon between Worthington and the Joint Venture.

5.10. Armstrong Support Agreement. The Joint Venture shall enter into with Armstrong, the Armstrong Support Agreement, substantially in the form of Exhibit 5.10 hereto, (as amended from time-to-time, the “Armstrong Support Agreement”), pursuant to which Armstrong shall provide the Joint Venture certain administrative, advertising, product development, technical, support and operational services for a fee which shall be agreed upon between Armstrong and the Joint Venture.

5.11. Other Contracts. The Joint Venture may enter into other contracts and agreements with either Member or its Affiliates which will include a reasonable profit or fee, but only with the prior consent of the Board of Directors. Any such agreement, including the Sales Representation Agreement, the Worthington Support Agreement and the Armstrong Support Agreement, shall not be modified or amended or the terms thereof extended without the prior consent of the Board of Directors.

5.12. Assistance to the Joint Venture. Each Member agrees to use reasonable efforts to assist the Joint Venture in the conduct of its Business and to communicate to the Board of Directors of the Joint Venture promptly all information, requests, and other matters relating to the affairs of the Joint Venture received by such Members.

5.13. Taxes. The Board of Directors shall appoint an appropriate person or entity to prepare and file any tax returns or other filings which may be appropriate for the Joint Venture.

5.14. Compliance with Laws and Standards of Conduct. Each Member, for itself, its Affiliates and their directors, officers, agents, employees and other persons authorized to act in its or their behalf agrees that the Business of the Joint Venture shall be conducted in conformity with all applicable laws, statutes, regulations, rules, policies, and orders as in effect from time to time.

ARTICLE 6

Management of the Joint Venture

6.1. Creation of Board of Directors. Subject to the terms and conditions of this Agreement, the overall management and supervision of the Business of the Joint Venture shall be vested in a Board of Directors consisting of three persons appointed by AVI and three persons appointed by WVI. Each director shall serve at the pleasure of the Member appointing such director. All appointments and withdrawals of appointment shall be made by written notice to the other Member. Each Member may, but need not, designate an alternate director for each director (one alternate may represent more than one director) who shall represent the designated director if the designated director cannot attend the meeting. Action taken with approval of an alternate director shall be as valid as if taken with the approval of the designated director.

6.2. Voting.

6.2.1. General. Approval of matters within the scope of the Board of Directors shall require the affirmative vote of a majority of all authorized directors (i.e. four votes out of six). Directors may vote in person, by telephone, or by written proxy. Matters beyond the authority of the Board of Directors shall be brought to the Member’s attention for consideration.

6.2.2. Deadlock. It is expected that consensus of the Board of Directors will be the general rule. However, if the Board of Directors becomes deadlocked over any matter, then such controversy shall be addressed under the alternative dispute resolution provisions as provided in Article 13 hereof.

6.3. Meetings.

6.3.1. Time and Place. The Board of Directors shall meet at least semi-annually (unless the Members or the Board of Directors otherwise determine) on such dates as the Board of Directors may agree in writing. Additional meetings shall be held at the written request of any director on five business days’ notice issued to all directors by the director requesting the meeting. Unless otherwise agreed by the Board, the meetings shall alternate between a location reasonably designated by the AVI directors and a location reasonably designated by the WVI directors.

6.3.2. Quorum. A quorum for all meetings of the Board of Directors shall be four directors represented in person or by proxy, consisting of at least two directors appointed by each of AVI and WVI.

6.3.3. Telephone, Meetings and Consent Actions. Any director may participate in a meeting by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another. Any action of the Board of Directors may be taken without a meeting by formal written resolution if all directors sign the resolution.

6.4. Minutes. Minutes of all meetings of the Board of Directors shall be kept by such person as is designated by the Board, and copies of all Board of Directors minutes and other resolutions approved by the Board of Directors shall be given to each director.

6.5. Officers.

6.5.1. Chairman. The Members agree that one of the members of the Board of Directors shall be appointed Chairman of the Board of Directors to preside at the meetings of the Board of Directors. In the event that the Chief Executive Officer of the Joint Venture was an employee of either Member or one of its Affiliates at the time he was so appointed, then the Chairman shall be selected from the members of the Board of Directors appointed by the other Member. If the Chief Executive Officer of the Joint Venture was not an employee of either Member or their Affiliates when so appointed, then the Chairmanship shall alternate each year between a member of the Board of Directors designated by WVI and a member of the Board of Directors designated by AVI. The Chairman of the Board shall not be considered an officer of the Joint Venture.

6.6. Specific Powers of the Board of Directors. The Board of Directors shall have, without limitation, the specific power to:

(a) Add to or modify the type of product which the Joint Venture will produce and/or the type of services to be performed;

(b) Establish and modify (in any material respect) any schedules for construction, erection and/or installation of major facilities and equipment;

(c) Review and approve, as applicable, annual operating expense, personnel and capital budgets and operating plans;

(d) Review operating results and operating performance forecasts;

(e) Approve all unbudgeted capital projects (involving amounts in excess of One Million Dollars (US$1,000,000) and all mergers and acquisitions;

(f) Approve all agreements between the Joint Venture and a Member (excluding routine, ordinary course service and support arrangements of a non-material nature);

(g) Approve all agreements between the Joint Venture and third parties which have a value of more than One Million Dollars (US$1,000,000) or a duration of more than three (3) years (or such other limits as may be set by the Board from time-to-time);

(h) Approve establishment and closure of all investment banking, lending and borrowing relationships;

(i) Approve material legal actions on behalf of, and review material legal actions against, the Joint Venture and approve conduct and any settlement of such actions involving amounts in excess of One Million Dollars (US$1,000,000) or which could have a material adverse effect on the Joint Venture or a Member;

(j) Approve the material terms of all insurance programs;

(k) Make decisions on matters of policy to be followed and material elections to be made in connection with the taxes and tax returns of the Joint Venture;

(l) Authorize the hiring or other retention of and salaries, wages, benefits and other terms and conditions of the executive officers of the Joint Venture and the overall Joint Venture policies concerning salaries, wages, benefits and other terms and conditions of employment for employees of the Joint Venture;

(m) Approve the financial statements of the Joint Venture;

(n) Approve any indebtedness not incurred in the ordinary course of business of the Joint Venture;

(o) Make or assume suretyships, guaranties and/or similar liabilities for the Joint Venture; and

(p) Appoint, remove and replace the accounting firm for the Joint Venture.

The Board of Directors shall have the power by appropriate action taken by it, to delegate any of its powers or other duties to any other person or committee.

ARTICLE 7

Records and Accounts

7.1. Financial Records and Statements. The Joint Venture shall maintain books, records, and financial statements of the Business and affairs of the Joint Venture and shall prepare for distribution to each Member monthly financial statements.

7.2. Fiscal Year. The fiscal year of the Joint Venture shall end on December 31. The books of account of the Joint Venture shall be closed and the accounts of the Members stated at the end of each fiscal year.

7.3. Independent Accountants. Unless the Members agree otherwise, the Board of Directors shall appoint independent certified public accountants (which may be the same as the accountants retained in connection with the audit of the financial statements of a Member) to audit the books and records of the Joint Venture at the end of each fiscal year requested by the Member and certify to the Members as to the financial statements of the Joint Venture, and provide a full and complete report of the audit scope and audit findings.

7.4. Location of Accounts. The books, accounts and records of the Joint Venture shall be maintained at its principal office or such other location as the Board of Directors may determine.

7.5. Right to Inspect. Each Member shall have the right to inspect the books and records of the Joint Venture, directly or through its agents or representatives, at any reasonable time, to make copies thereof, and to cause a supplementary audit thereof at its own expense by certified public accountants of its choice. The Joint Venture shall also supply each Member with such additional financial and other information as the Member may reasonably request.

7.6. Accounting Disputes. AVI and WVI shall each designate an individual who shall be responsible for resolving any disputes as to accounting with respect to the Joint Venture. On failure of such individuals to reach agreement within a reasonable time, the dispute shall be submitted, at the request of either Member, to the public accounting firm which has been engaged to audit the books of the Joint Venture or if no accounting firm has been so engaged, then to a public accounting firm mutually agreeable to the Members. In such case the determination of the accounting firm shall be final and binding on the Members in all cases.

ARTICLE 8

Confidentiality and Restrictions on Use

8.1. Restrictions on Disclosure. Except with the prior written consent of the party having provided any Confidential Information, each Member and its Affiliates receiving Confidential Information shall:

(a) treat in strict confidence such Confidential Information and use reasonable efforts to ensure that its employees and others subject directly or indirectly to its control shall not reproduce, disclose or make available to any third party any of such Confidential Information;

(b) limit access to Confidential Information to such of its employees and representatives, including without limitation members of each Member’s outside law and accounting firms, as may be reasonably required in connection with the activities of the Joint Venture as contemplated by this Agreement; and

(c) not use such Confidential Information for any purpose other than the activities of the Joint Venture as contemplated by this Agreement.

Without limiting the foregoing, each Member and its Affiliates specifically agree not to directly or indirectly use or disclose the Confidential Information in any judicial or administrative proceeding, unless (i) served with compulsory process or otherwise required by law, or (ii) consented to by the other Member.

8.2. Exceptions. The obligations of each Member Group set forth in Section 8.1 shall not apply to Confidential Information which:

(a) is or becomes generally available to the public other than as a result of disclosure by the Member Group in whom the Confidential Information is confided;

(b) becomes available to the confidant Member Group on a non-confidential basis from a source other than the disclosing Member Group, and provided that such source has represented to the confidant Member Group (and which confidant Member Group has no reason to disbelieve after due inquiry) that it is entitled to disclose the Confidential Information; or

(c) was known to the confidant Member Group on a non-confidential basis prior to the disclosure thereof to the confidant Member Group by the disclosing Member Group.

8.3. Return of Confidential Information. All Confidential Information furnished by any Member Group to the other Member Group shall be returned by such other Member Group to the disclosing Member Group immediately upon a request of the disclosing Member Group. The confidentiality obligations and restrictions on use contained in this Article 8 shall survive this Agreement.

8.4. Nondisclosure of Terms of Agreement. Each Member (on behalf of itself and its Affiliates) agrees that its Member Group shall not disclose the terms of this Agreement without the consent of the other Member Group, except to the extent as may be determined by counsel to be required by law, governmental regulation or the rules of any applicable securities exchange on which the shares of AWI or WII are traded, or in connection with any judicial proceeding or arbitration; provided, however, that each Member Group may disclose the terms of this Agreement: (i) to its Affiliates, directors, officers and employees, (ii) to its legal, insurance, accounting, investment bankers or other advisors in the ordinary course of the Member Group’s business; (iii) where such disclosures are reasonably required in the conduct of a Member Group’s business, subject to appropriate agreements of nondisclosure; or (iv) in general terms in disclosures to investors and other stakeholders; or (v) where such disclosures are inadvertent, provided such Member Group has exercised the same degree of care to avoid such disclosure as it takes to protect its own similar proprietary business information.

ARTICLE 9

Representations and Warranties of Members.

9.1. Representations and Warranties of the Members. In addition to the representations and warranties made elsewhere in this Agreement, each Member represents and warrants to the other, with respect to the Member Corporations in its Member Group, that:

(a) Each Member Corporation is duly incorporated and in good standing in the jurisdiction of its incorporation, has full power and authority to enter into and perform its obligations under this Agreement and the Related Agreements (to which it is a party), and has the requisite approval of its Board of Directors to enter into this Agreement and the Related Agreements (to which it is a party) and to consummate the transactions contemplated hereby and thereby;

(b) This Agreement and the Related Agreements are valid, binding, and enforceable obligations of the Member Corporations which have executed such agreements, in accordance with their terms (except that the enforceability of such Member Corporation’s obligations thereunder is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law or in arbitration);

(c) The execution and delivery of this Agreement and the Related Agreements by each such Member Corporation which has executed such agreements, and the consummation of the transactions contemplated thereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement, indenture, or other instrument to which such Member Corporation is a party or by which such Member Corporation is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator applicable to such Member Corporation, any law, rule or regulation applicable to such Member Corporation, or their respective incorporation documents;

(d) All material consents, approvals, authorizations, and other requirements prescribed by any law, rule, or regulation that must be obtained or satisfied by such Member Corporation and are necessary for such Member Corporation’s execution and delivery of this Agreement and the Related Agreements or the performance of the terms thereof have been obtained and satisfied;

(e) No broker, finder, or agent has acted on such Member Group’s behalf in connection with this Agreement or the transactions contemplated hereby; and

(f) No agreement or arrangement has been entered into by the Member Group with any third party granting to such third party any rights with respect to the Joint Venture or any interest in the Joint Venture.

ARTICLE 10

Restrictions on Transfer

10.1. Restrictions on Transfer of Interest. Neither Member, without the prior written consent of the other, may sell, assign or otherwise transfer its interest in the Joint Venture in whole or in part to any other person, provided, however, that the Members agree not to unreasonably withhold their consent to a transfer to an Affiliate of the transferring party.

10.2. Consent. Notwithstanding any other provision of this Agreement, or the General Partnership Law, no sale, transfer or assignment of any portion of a Member’s interest in the Joint Venture which is consented to by the other Member shall be deemed to be an event which would dissolve the Joint Venture, except to the extent required by Section 708(b) of the Code.

ARTICLE 11

Dissolution and Buy-Out

11.1. Events of Dissolution

11.1.1. General Dissolution. The Joint Venture will be terminated and dissolved upon the mutual written agreement of the Members that the Joint Venture be terminated and the term of this Agreement ended.

11.1.2. Elective Dissolution – Cessation of Business. The Joint Venture may be terminated and dissolved, at the election of a Member as follows:

(a) Either Member may elect to dissolve the Joint Venture upon the occurrence of any event or the existence of any condition beyond the reasonable control of the Members which prevents the Joint Venture from producing and/or selling commercially acceptable products consistent with the purpose of the Joint Venture or the Joint Venture is otherwise unable to carry out its purpose, and such event or condition cannot be corrected within a reasonable time, at a reasonable expense.

(b) Either Member may elect to dissolve the Joint Venture as of December 31, 2018 or as of any third year anniversary thereafter i.e. as of December 31, 2021, December 31, 2024, etc. (each a “Potential Termination Date”). Such election to dissolve must be made at least six months before the Potential Termination Date by written notice to the other Member.

(c) Either Member may elect to dissolve the Joint Venture if the Joint Venture fails to attain the Financial Target (as defined below) for any fiscal year. Such election to dissolve must be made within 90 days after the financial statements for the Joint Venture’s fiscal year are furnished to such Member. The “Financial Target” is defined to be an annual return of 15%.

The “annual return” shall mean the Venture’s return on total assets before interest and income taxes for the applicable fiscal year and shall be calculated as: (a) the Venture’s net income plus interest expense (less interest income) plus income tax, divided by (b) the average of the amount of total assets for the Venture at the end of each month during the fiscal year in question. All such calculations shall be in accordance with generally accepted accounting principles as applied by the Joint Venture.

The Members shall meet at the end of each fiscal year and review the Financial Target; provided, however, that unanimous consent of the Members shall be required in order to change the Financial Target.

11.1.3. Default Dissolution. The non-defaulting Member may elect to terminate and dissolve the Joint Venture in the event of a default, as specified below, by the other Member. The occurrence of any of the following events shall constitute a default by a Member:

(a) A Member shall have defaulted in its obligation to make any capital contribution or to support financial commitments as required in Articles 2 and 3 hereof and such default shall continue to exist for a period of 30 days after the other Member gives such defaulting Member written notice of such default.

(b) A Member or its Affiliate shall materially default in the observance or performance of any material agreement, covenant, or condition contained in this Agreement or in any material agreement with or relating to the Joint Venture and such default shall continue to exist for a period of 30 days after the other Member or the Joint Venture gives such defaulting Member or its Affiliate written notice of such default;

(c) A representation or warranty made by the Member herein or in any Related Agreement (or in any certificate or financial or other statement furnished by such Member to the other in connection therewith) or by the Member’s Affiliate in connection with this Agreement or any Related Agreement shall prove to be false or misleading in any respect which would have a material adverse effect on the Joint Venture or the other Member and remain uncured for a period of thirty (30) days after the other Member gives the Member or its Affiliate written notice of such default;

(d) There is an entry of an order for relief or the institution of any proceedings of any nature under the laws of the United States or any state or any foreign country for relief of debtors wherein an Affiliated Member Corporation (or any parent thereof) is seeking relief as debtor; there is an appointment of a receiver, trustee, custodian or like officer for all or substantially all of the business or assets of such Affiliated Member Corporation (or any parent thereof) on the grounds of insolvency and either the Affiliated Member Corporation (or any parent thereof) has consented to such appointment, or such Affiliated Member Corporation (or any parent thereof) has failed to vacate or otherwise cause said appointment to be set aside within 60 days; or there is the institution against such Affiliated Member Corporation (or any parent thereof) of a proceeding under the Federal bankruptcy act or any law of the United States or other jurisdiction now in existence or hereinafter enacted having the same general purpose which proceeding is not dismissed or discharged within 60 days after the institution thereof.

11.1.4. Worthington Change in Control. AVI may elect to terminate and dissolve the Joint Venture if: (a)(i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act), excluding the members of the current executive management of Worthington Industries, Inc. and their Relatives and Affiliates, shall acquire (whether by purchase, merger, consolidation or otherwise) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the issued and outstanding voting securities (determined on a fully-diluted basis) of Worthington Industries, Inc. (together with its successors and assigns, “WII”) and (ii) AVI reasonably determines that such event would be or could be adverse to its interest; or (b)(i) WII shall sell all or substantially all of its assets to any Person or group of Persons and (ii) AVI reasonably determines that such event would be or could be adverse to its interest, or (c) WVI shall cease to be an Affiliate of WII; provided, however, that with respect to any transaction that would result in WVI ceasing to be an Affiliate of WII, such transaction will not be deemed to constitute a change in control pursuant to this Section 11.1.4 if Persons who beneficially own (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) more than fifty percent (50%) of the issued and outstanding voting securities of WII as of immediately prior to such transaction, continue to beneficially own, directly or indirectly, more than fifty percent (50%) of the issued and outstanding voting securities of WVI immediately following the completion of such transaction.

11.1.5. Armstrong Change in Control. WVI may elect to terminate and dissolve the Joint Venture if: (a)(i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act), excluding the members of the current executive management of Armstrong World Industries, Inc. and their Relatives and Affiliates, shall acquire (whether by purchase, merger, consolidation or otherwise) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the issued and outstanding voting securities (determined on a fully-diluted basis) of AWI and (ii) WVI reasonably determines that such event would be or could be adverse to its interest, or (b)(i) AWI shall sell all or substantially all of its assets to any Person or group of Persons and (ii) WVI reasonably determines that such event would be or could be adverse to its interest, or (c) AVI shall cease to be an Affiliate of AWI; provided, however, that with respect to any transaction that would result in AVI ceasing to be an Affiliate of AWI, such transaction will not be deemed to constitute a change in control pursuant to this Section 11.1.5 if (i) Persons who beneficially own (within the meaning of Rule 13d 3 promulgated by the SEC under the Exchange Act) more than fifty percent (50%) of the issued and outstanding voting securities of AWI as of immediately prior to such transaction, continue to beneficially own, directly or indirectly, more than fifty percent (50%) of the issued and outstanding voting securities of AVI immediately following the completion of such transaction and (ii) AVI continues to be affiliated with or connected to the Armstrong ceilings business (currently known as the Armstrong Building Products division of Armstrong). As of the Restatement Date, AWI has publicly announced its plan to spin off its flooring business into a separate publicly traded company (“Flooring Spinoff”). The parties acknowledge and agree that a Flooring Spinoff, as currently publicly disclosed by AWI (in its press release and Form 10 filings with the SEC) and explained to WVI, shall not constitute a change in control of Armstrong for purposes of this Agreement.

11.1.6. Election to Terminate. An election to terminate and dissolve the Joint Venture pursuant to Section 11.1.4 or 11.1.5 must be made within 90 days after the Member which has the election is given all relevant facts concerning the change in control by the other Member.

11.2. Notice of Dissolution. If a Member is entitled to dissolve the Joint Venture, it may do so by giving notice to the other Member, in writing, that it is electing to dissolve the Joint Venture.

11.3. Winding Up. If the Joint Venture is to be dissolved, then the Members shall proceed jointly to wind up the affairs of the Joint Venture; provided, however, that if the dissolution is occurring pursuant to Section 11.1.3, then the non-defaulting Member may unilaterally wind up the affairs of the Joint Venture if it so chooses.

11.4. Liquidation of Assets.

11.4.1. Manner of Liquidation. If, in winding up the affairs of the Joint Venture, no election is made, pursuant to Section 11.5 below, by either Member to continue conducting the Business of the Joint Venture, then the Members shall attempt to sell the Business of the Joint Venture. If an acceptable buyer cannot be found within a reasonable time, the Joint Venture shall be liquidated. The assets of the Joint Venture, including proceeds of sale, shall be applied in the following order:

(a) To payment of the expenses of the sale or liquidation;

(b) To payment (or creation of reserves for payment) of the debts and liabilities of the Joint Venture, first to non-members and then to Members for services, advances or otherwise;

(c) To payment to each Member of its share of profits which have been accumulated and not previously paid out;

(d) To payment to each Member of the amounts outstanding to its credit with respect to its Capital Account; and

(e) To divide the surplus, if any, in proportion to the interest of each Member in the Joint Venture.

The liquidation of the assets and discharge of liabilities shall occur over a reasonable time so as to enable the Members to minimize the normal losses attendant upon a liquidation. Each Member immediately shall pay to the Joint Venture all amounts owing to the Joint Venture, together with its proportionate share of all contributions required by law to be paid by the Members for the payment of liabilities of the Joint Venture.

11.4.2. Accounting on Liquidation. If the Joint Venture is liquidated, each Member shall be furnished with a statement (which shall, at the option of either Member, be certified by the independent auditor who, if not already appointed, shall be appointed by mutual agreement of the Members of the Joint Venture), which shall set forth the assets and liabilities of the Joint Venture and the status of the Capital Accounts of the Members as of the date of the completed liquidation, taking into account distributions and payments as provided in Section 11.4.1 hereinabove, the allocation of all gain or loss realized by the Joint Venture on the liquidation of property and assets of the Joint Venture, and the allocation of any tax benefits. Notwithstanding the foregoing provisions, upon the dissolution, liquidation and termination of the Joint Venture, if either Member has a negative Capital Account, then it shall make a capital contribution to the Joint Venture, either to pay creditors of the Joint Venture or to distribute to the other Member, of an amount of money equal to the amount of the negative balance in such Member’s Capital Account in order to restore such Capital Account balance to zero. Such capital contribution shall be made within 90 days after the liquidation of the Joint Venture.

11.4.3. Payment of Costs. The Joint Venture will pay all costs incurred in the sale or other disposition of its assets upon liquidation and any other expenses incurred in the liquidation and dissolution.

11.4.4. Purchase by a Member Group. If either Member or an Affiliate thereof buys the Business of the Joint Venture as part of a sale or other disposition of assets upon liquidation, the price to be paid for the Business shall in all events be calculated as if the purchase were being made as a buy-out under Section 11.5.1, 11.5.2 or 11.5.3, whichever may be applicable, and such Member (or its Affiliate) must pay fair market value (or 85% of fair market value in cases of default). If there are any loans outstanding which are owed by the Member whose interest is being purchased to the Member making the purchase, the Member making the purchase may apply a portion of the purchase price to the repayment of any unpaid principal amount of, and accrued unpaid interest on, any such loans.

11.5. Buy-Out-Procedures.

11.5.1. Buy-Out on Default. If an election is made by a Member to terminate the Joint Venture pursuant to Section 11.1.3 above, that Member may also elect, by written notice given within ninety (90) days of the date of the election to terminate, to continue the Business of the Joint Venture. In such event the electing Member shall purchase the other Member’s interest in the Joint Venture for an amount equal to eighty-five percent (85%) of the fair market value of the other Member’s interest.

11.5.2. Buy-Out on Elective Dissolution. If an election is made by a Member (the “Terminating Member”) to terminate the Joint Venture pursuant to Section 11.1.2, the other Member may elect, by written notice given within 90 days of the date of the election to terminate, to continue the business of the Joint Venture. In such event, the acquiring Member shall purchase the Terminating Member’s interest in the Joint Venture for an amount equal to one hundred percent (100%) of the fair market value of the Terminating Member’s interest.

11.5.3. Buy-Out on Mutual Agreement. If the Joint Venture is terminated pursuant to Section 11.1.1 above, either Member may elect, by written notice given within ninety (90) days of the date of termination, to continue conducting the Business of the Joint Venture. Unless the Members otherwise agree, the acquiring Member shall purchase the Terminating Member’s interest in the Joint Venture for an amount equal to one hundred percent (100%) of the fair market value of the Terminating Member’s interest.

11.5.4. Fair Market Value – Mutual Agreement. In case of elections under Section 11.5.1, 11.5.2 or 11.5.3, hereinabove, the Members shall use their best efforts to agree as to the fair market value of the Joint Venture. If the Members fail to agree on such fair market value within sixty (60) days following the election by a Member to continue the Joint Venture, fair market value shall be determined pursuant to Section 11.5.5.

11.5.5. Fair Market Value – Third Party Determination. (a) If the Members cannot agree upon the fair market value of the Business in accordance with Section 11.5.4, then either Member may elect, by written notice of the other, to have fair market value set by independent appraisal (“Appraisal Notice”). Within fifteen (15) days following the receipt of the Appraisal Notice (the “Agreed Appointment Period”), the Members shall attempt to agree upon a Person to determine the fair market value (the “Agreed Appraiser”) and the procedures under which the Agreed Appraiser shall determine the fair market value. If the Members cannot agree upon an Agreed Appraiser or the procedures to be used within the Agreed Appointment Period, within fifteen (15) days following the expiration of the Agreed Appointment Period, each of the Members shall (i) retain a reputable investment banking firm of national or regional recognition having significant experience in performing valuations of complex business entities (each, an “Advocate Appraiser”) and (ii) notify the other Member, in writing, of the name, address and contact information of its Advocate Appraiser. Each Advocate Appraiser shall make a separate determination of the fair market value of the Business as of the end of the most recently completed calendar quarter using whatever reasonable assumptions and valuation methods that they deem appropriate. Each Advocate Appraiser shall have a period of thirty (30) days within which to complete their respective determinations of the fair market value of the Business and provide a written report setting forth its determination to each of the Members (each, an “Advocate Appraiser Report”). Each Advocate Appraiser Report shall include a reasonably detailed description of the assumptions and valuation methods used by the Advocate Appraiser in connection with its determination of fair market value. The respective fair market values of the Business as determined by the Advocate Appraisers shall each be referred to individually as an “IB Value” and, collectively, as the “IB Values.” In the event the either Member fails to appoint an Advocate Appraiser and notify the other Member, in writing, of the name and address of its Advocate Appraiser within the initial fifteen (15) day period referred to above in this Section 11.5.5(a), then the determination of the fair market value of the Business provided in the other Member’s Advocate Appraiser Report shall constitute the fair market value of the Business and the Member failing to so appoint its Advocate Appraiser shall be deemed to have accepted such fair market value determination.

(b) Following the delivery of each Advocate Appraiser Report, the fair market value of the Business of the Joint Venture shall then be calculated according to the following:

(i) If the respective IB Values are within a range of plus or minus ten percent (10%), the arithmetic average of the two IB Values shall be deemed to be the fair market value of the Business.

(ii) If the range between the IB Values is greater than plus or minus ten percent (10%), the Advocate Appraisers shall, within fifteen (15) days following the expiration of the thirty (30) day period referred to in Section 11.5.5(a), jointly (A) select a third appraiser (the “Neutral Appraiser”) to be engaged by the Joint Venture, (B) notify the Members in writing of the name and address of such Neutral Appraiser, and (C) provide to such Neutral Appraiser copies of the Advocate Appraiser Reports. The Neutral Appraiser shall be a reputable investment banking firm of national recognition having significant experience in performing valuations of complex business entities and, unless both Members agree after full disclosure, in no event shall the Neutral Appraiser either (1) be currently performing services for one of the Members or any of its Affiliates other than of a nominal nature; or (2) have, during the five (5) years prior to the calculation of fair market value, received fees in the aggregate amount of One Hundred Thousand Dollars ($100,000) or more from either Member or any of their respective Affiliates. If the Advocate Appraisers fail to select a Neutral Appraiser within such fifteen (15) day period, then either Member may initiate an arbitration proceeding with a single arbitrator in accordance with the arbitration procedures to be mutually agreed upon by the Parties and set forth in Exhibit 13.2, and the arbitrator in such proceeding shall appoint the Neutral Appraiser. Within thirty (30) days following the date of the designation or appointment of the Neutral Appraiser, the Neutral Appraiser shall prepare its determination of the fair market value of the Business as of the date of determination and shall communicate such determination to each of the Members, in writing, together with a report (the “Neutral Appraiser Report”) describing in reasonable detail the assumptions and valuation methods used or relied upon in making such determination. The final fair market value of the Business shall be the arithmetic average of the two valuations out of the three valuations delivered that are closest to each other; provided, however, that in the event that one of the three valuations is the arithmetic average of the other two valuations, then the final fair market value of the Business shall be equal to such valuation that constitutes the arithmetic average of the other two valuations.

(c) Each Member shall be responsible for the engagement of its designated Advocate Appraiser. The Members shall be jointly responsible for the engagement of the Agreed Appraiser or the Neutral Appraiser and each Member agrees to authorize and use commercially reasonable efforts to cause the Joint Venture to engage any Agreed Appraiser or Neutral Appraiser designated or appointed pursuant to this Section 11.5.5. Each Member shall be responsible for the payment of all fees, expenses, reimbursements and indemnities of its Advocate Appraiser. Responsibility for the fees, expenses, reimbursements and indemnities of the Agreed Appraiser or Neutral Appraiser shall be shared by the Members in proportion to their respective interests in the Joint Venture.

(d) The Joint Venture shall, and each Member shall cooperate with one another to cause the Joint Venture to, provide such financial and other information and related assistance regarding the Joint Venture and its subsidiaries as may be reasonably requested by the Advocate Appraisers and any Neutral Appraiser for the purposes of performing their respective valuations of the Business pursuant to this Section 11.5.5.

11.5.6. All Relevant Factors. In determining fair market value of the Business of the Joint Venture, the Appraisers shall take into account all relevant factors. Each Member may supply the Appraisers a list of or information on those factors which the Member believes might add to or detract from the fair market value of the Business of the Joint Venture as it will be continued by the Member who has made such election to continue.

11.6. Operations Pending Liquidation/Buy-Out. Each Member shall continue to use commercially reasonable efforts to operate or support the operation of the Joint Venture as a going business until liquidation or buy-out.

11.7. Continuing Sales Representation; Continuing Steel Supply and Steel Supply Sourcing Services.

(a) If an entity other than a Member Corporation of the Member Group of which Armstrong is a part is to continue to operate the Business of the Joint Venture, Armstrong agrees to continue to sell Grid for such entity (including the Joint Venture as continued) pursuant to the Sales Representation Agreement, at the fee arrangement last in place, for a minimum period of time after termination of the Joint Venture, if such entity requests. Such minimum period shall be (i) three years if WVI or one of its Member Corporations continues the Business and (ii) one year if a third party continues the Business. In addition, Armstrong agrees to transfer or otherwise make available to the Joint Venture, whenever the sales representation by Armstrong is to end (whether at the end of the minimum period or before such time) a sufficient number of sales employees who had been selling Grid so as to provide reasonable coverage of the accounts being sold and the territories where the Joint Venture’s Grid is being sold. Any such transfer or temporary use of sales employees will be effected in good faith and in a manner which is fair and reasonable to both parties. The parties acknowledge that customer lists, contracts, advertising and marketing information, and similar items are property of the Joint Venture.

(b) If an entity other than a Member Corporation of the Member Group of which Worthington is a part is to continue the Business of the Joint Venture, Worthington will, if any such entity so requests, cause Worthington Steel to continue (to the extent it is doing so for the Joint Venture at the time of termination) to (i) supply prime steel to such entity at the prices and on the other terms and conditions set forth in Section 5.4 and (ii) provide Steel Supply Sourcing Services to such entity for any items of steel not then being supplied to the Joint Venture by Worthington Steel in accordance with Section 5.4, for a minimum period of time after termination of the Joint Venture. Such minimum period shall be (A) three years if AVI or one of its Member Corporations continues the Business and (B) one year if a third party continues the Business. The parties acknowledge that supplier lists, supplier contact and pricing information and any similar items obtained, used or developed at any time in connection with the providing of any Steel Supply Sourcing Services, to the extent exclusive to the Joint Venture, are the property of the Joint Venture.

11.8. Transition Period. In the event there is a termination of the Joint Venture and either of the Members will continue the Business of the Joint Venture, the party who will not be continuing the Business of the Joint Venture agrees to continue providing services it had otherwise provided to the Joint Venture for a period not to exceed six months (or such longer period of time as may be provided elsewhere in this Agreement or in the Related Agreements) as may be necessary in order to permit a smooth transition.

11.9. Necessary Approvals. The provisions as to liquidation of the Joint Venture and the purchase of the Business of the Joint Venture shall be subject to any necessary governmental approvals, and the Members shall agree upon such reasonable extensions of time with respect to such provisions as may be reasonably necessary in order to obtain any such approvals.

11.10.

ARTICLE 12

Relationship between the Members and the Venture

12.1. Competition.

12.1.1. Acknowledgement of Business Situation. Each Member acknowledges that each Member and its Affiliates now are and/or hereinafter may be engaged in other businesses. The Members agree that neither Member shall be required to bring any business opportunities to the attention of the other Member or the Joint Venture, provided, however, that the Members must bring any business opportunities relating to the production and sale of Core Products to the attention of the Joint Venture.

12.1.2. Non-Competition in Core Products; Non-Inducement of Key Employees. Subject to the exceptions set forth in Sections 5.2.2, 12.1.4 and 12.8, each Member, on behalf of itself and its Affiliates, expressly agrees that it, and they, will not directly or indirectly: (a) compete with the Joint Venture in the production or sale of Core Products anywhere in the world (a “Competing Business”), inasmuch as it is the specific intent of the Members and their Affiliates that this Joint Venture shall be the sole vehicle for their production and sale and/or sourcing of Core Products throughout the world; or (b) induce any person who is an executive or key employee of the Joint Venture (defined to include the CEO, any direct report to the CEO, and any direct report to any executive officer of the Joint Venture) to terminate his or her employment with the Joint Venture, or offer employment to such employee, or hire or otherwise engage any such employee (whether as an employee, consultant, independent contractor or otherwise) without the Joint Venture’s prior written consent, unless the employment of such employee has been terminated by the Joint Venture prior to the commencement of any employment discussions or other similar discussions with such former employee. The foregoing non-inducement restriction shall not prohibit either Member or any of their respective Affiliates from merely conducting general solicitations for employees or public advertising of employment opportunities (including, but not limited to, through the use of employment or placement agencies) that is not specifically directed at any management employee of the Joint Venture or the Joint Venture’s employees generally. Notwithstanding the foregoing, in all cases, the provisions of Section 5.2.2 shall control in the event of any conflict with the provisions of this Section.

The restrictions set forth in this Section shall apply to the Members and their Affiliates until such time as the Joint Venture is dissolved, and, if the Business of the Joint Venture is continued by either Member Group or a third party, for a period of five (5) years after the dissolution of the Joint Venture (or, if shorter, until such Business is discontinued).

12.1.3. Dealing with Joint Venture. Nothing in this Agreement shall be construed to prevent a Member, or its Affiliates, or any entity in which a Member or its Affiliates shall have an interest, from dealing with the Joint Venture in good faith as vendor, customer or otherwise in a manner not specifically covered by this Agreement, provided the Member or entity shall have given notice of such interest to the Board of Directors and the Board of Directors has approved or ratified such dealing.

12.1.4. Temporary Exceptions to Non-Competition in Core Products. Section 12.1.2 shall not prohibit any Member or its Affiliates from acquiring a business (either through a purchase of equity or assets) that has a segment that directly or indirectly designs, develops, produces, markets, distributes or sells a Core Product (the “Competitive Segment”) if, but only if, (i) (A) the Competitive Segment is only a minor part of the overall business being acquired, and (B) the Competitive Segment is not a key purpose of the acquisition, and (ii) the acquiring Member Corporation will, as soon as reasonably practical following the acquisition of such Competitive Segment (and in no event more than nine (9) months after said acquisition), either (a) sell the Competitive Segment to the Joint Venture (at a purchase price reflecting fair value attributable to such Competitive Segment), with the Joint Venture having a right of first opportunity for such purchase (which shall be initiated by written notice from such acquiring Member promptly following the closing of the acquisition) or (b) discontinue such Competitive Segment or sell it to a third party (in the event the Joint Venture does not exercise its first opportunity purchase right within ninety (90) days following the date of written notice or if the parties fail to consummate such a sale within one hundred twenty (120) days following such notice and are no longer actively engaged in good faith negotiations for such sale).

If a Member Corporation acquires ownership of a Competing Segment covered by this Section 12.1.4, it shall be permitted to continue to operate the Competitive Segment of the acquired business in the ordinary course of business during the aforementioned disposition process (not to exceed the nine (9) month disposition process period), provided it does not expand the size or capacity of such Competitive Segment, does not add any new products to such Competitive Segment and does not utilize any of the relationships, strategies or information available to it as a Member of the Joint Venture to compete directly with the Joint Venture in the production or sale of Core Products, unless approved in writing by the Joint Venture.

12.2. Relation to General Partnership Law. To the extent the provisions of this Agreement are inconsistent with the General Partnership Law as it relates to the Joint Venture, the provisions of this Agreement shall apply. In particular, but not in limitation of the foregoing, the Members agree that neither Member shall be required to bring any business opportunities to the attention of the other Member, except as provided in Section 12.1.1.

12.3. Members’ Actions. No Member shall do anything whereby the capital or the property of the Joint Venture may be attached, taken in execution, or otherwise impaired, and each Member punctually shall pay its separate debts and indemnify the other Member against any losses or damages incurred as a result of separate debts of the Member. Any expenses incurred by the Joint Venture in defending or meeting obligations of an individual Member shall be chargeable to that individual Member.

12.4. Limitation on Member’s and Director’s Authority.

12.4.1. Except as specifically authorized herein or in an agreement executed concurrently herewith, neither Member nor any individual serving as a member of the Board of Directors shall have any authority to act, and neither Member nor any such director shall act or hold itself out as having authority: (a) to act as agent of the Joint Venture in any matter; or (b) to convey any interest in any property of any kind, without regard to who holds title thereto, which is used in the conduct of the Joint Venture, in either case unless the Board of Directors delegates specific authority to the Member or such director to act as agent for the Joint Venture in the particular matter.

12.4.2. Unless otherwise provided herein or in an agreement executed concurrently herewith, no Member or individual serving as a member of the Board of Directors, without the prior written consent of the Board of Directors, shall draw, accept or endorse any bill of exchange or promissory note on account of the Joint Venture, compromise any claim of the Joint Venture, for any reason, or confess judgment against the Joint Venture.

12.5. Use of Name. Neither Member shall have the right to use the name of the Joint Venture or any similar variation of such name in connection with any product, service or business without the written consent of the other Member.

12.6. Enforcement. A Member shall be entitled to enforce any rights of the Joint Venture against the other Member (or an Affiliate thereof) without the consent of such other Member.

12.7. Equitable Relief. The Members and the Joint Venture each acknowledge and agree they would be irreparably harmed in the event that any of the provisions of Article 8 or Sections 12.1.2, 12.1.4, 12.8 or 12.9 of this Agreement are not complied with or otherwise breached by a Member or any of its Affiliates or by the Joint Venture, as applicable. Accordingly, it is understood and agreed that money damages will not be a sufficient remedy for any such breach of this Agreement and that the Joint Venture or the respective Members (as appropriate) shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Joint Venture and each of the Members further agrees to waive, on behalf of itself and its respective Affiliates, any requirement for the providing of any security or the posting of any bond (other than a nominal bond or other nominal security required under applicable law) in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but will be in addition to all other remedies available at law or equity to the Joint Venture and the respective Members, as appropriate.

12.8 AWI Specialty Ceilings Businesses; Guiding Principles. The Parties recognize that AWI and its Affiliates are currently engaged in businesses that design, develop, produce, market and sell Specialty Ceilings, and that such Specialty Ceilings require or may require Grid or Grid-Type Products, and that AWI or its Affiliates may acquire additional Specialty Ceilings businesses in the future (collectively “Specialty Ceilings Businesses”). The Parties further recognize that as the Joint Venture’s business develops, the Joint Venture’s products and sales efforts will be aligned with those of AWI and its Affiliates, particularly with respect to its ceiling and Specialty Ceilings products. Accordingly, to promote alignment between the business and product development efforts of the Joint Venture and the Specialty Ceilings Businesses of AWI, the Members and the Board of Directors have adopted and approved the Guiding Principles attached hereto as Exhibit 12.8 to set forth certain parameters and procedures designed to provide guidance on how the Joint Venture and Armstrong would appropriately interact in these and other situations where they may have mutual interest or a potential conflict of interest as to the alignment of their businesses (“Guiding Principles”). The Board of Directors may from time to time by unanimous approval adopt other Guiding Principles to provide guidance on how the Joint Venture and Armstrong would appropriately interact in these and other situations where they may have mutual interest or a potential conflict of interest as to the alignment of their businesses. These Guiding Principles may also be amended from time-to-time by the Board of Directors by unanimous approval of the Board of Directors.

12.9 Grid Supply for Specialty Ceilings Businesses. AVI shall cause AWI and its Affiliates to agree that, subject in all respects to any then-existing commitments or obligations to other suppliers of Core Products, Grid or Grid-Type Products in the case of a Purchased Business, AWI and its Affiliates will afford to the Joint Venture the first right to supply the respective requirements for Core Products or such other Grid or Grid-Type Products for any

Specialty Ceilings Businesses. Notwithstanding the above as to items which are not Core Products, the Joint Venture may exercise its election under this Section only with respect to those items as to which the Joint Venture is competitive in price, quality, performance, service and other material terms (taken as a whole) with respect to such item or items. If the Joint Venture does not elect to supply any item of Grid or Grid-Type Products, or any portion thereof, or if the Joint Venture does not meet the provisions of the prior sentence as to any such item which is not a Core Product, then the Specialty Ceilings Business shall be free to purchase from other parties for use in Specialty Ceilings, any such item, or the portion of such item, not being supplied by the Joint Venture, which is not a Core Product.

ARTICLE 13

Dispute Resolution

13.1. Initial Procedure. Any, claim, dispute, difference or controversy arising out of or relative to this Agreement or the operation of the Joint Venture which cannot be settled by mutual understanding between the parties, shall be initially submitted to a member of the Executive Committee of AWI, or his delegate, on behalf of AVI and a member of the Executive Committee of WII or his delegate, on behalf of WVI. The said persons shall promptly meet and use their best efforts to resolve the claim, dispute, difference or controversy.

13.2. Formal Dispute Resolution. Subject to Section 12.7 hereof and except as hereinafter provided in this Section 13.2, should any such claim, dispute, difference or controversy not be resolved as provided in Section 13.1 hereof within fifteen (15) business days of submission to the respective persons designated by the parties pursuant to Section 13.1 hereof, then, at the election of either party, the parties shall first be required to endeavor to achieve a resolution of such claim, dispute, difference or controversy by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure. The party which elects to seek resolution of such claim, dispute, difference or controversy by mediation shall, notify the other party in writing of such election. Any such notice shall describe in reasonable detail the subject matter of such claim, dispute, difference or controversy, and include a statement of such party’s position and a summary of the arguments supporting that position and the relief sought, and shall also identify the names of three (3) prospective, independent, neutral mediators and include a statement of their respective curricula vitae. Each of such prospective mediators shall be a member of the American Arbitration Association National Roster of Arbitrators and Mediators and have experience in complex commercial matters, including, if practicable, joint ventures. Within ten (10) business days following its receipt of such notice, the recipient party shall submit to the other party a written response, which response shall include a reasonably detailed statement of the recipient party’s position regarding the dispute identified by the notifying party and a summary of the arguments supporting that position. Any such response shall also include the name, selected from the list of prospective mediators provided by the notifying party, of the individual who will act as the mediator in the dispute identified by the notifying party. The parties shall meet with the selected mediator in the City of Philadelphia, Pennsylvania or such other location as the parties may mutually agree within thirty (30) business days after the recipient party has received notice of the dispute and shall proceed diligently and in good faith, using commercially reasonable efforts, to resolve the matters in dispute. The mediation shall not continue longer than one (1) hearing day without the written approval of both parties. Neither party shall be bound by any recommendation of the mediator. One or more senior executives from each party shall personally participate in the mediation proceedings contemplated herein and shall endeavor to achieve a resolution of the dispute though mutual agreement. The senior executives, who shall have full authority to decide on behalf of and bind their respective entities, shall allocate at least one (1) full business day of their time for the mediation process on any such claim, dispute, difference or controversy submitted to mediation hereunder. Such senior executives may be represented by counsel in connection with any such mediation proceedings and, in addition, either party may, with permission of the mediator, bring such additional persons as are needed to respond to questions, contribute information or participate in the negotiations. The fees and expenses of the mediator and the American Arbitration Association shall be shared equally by both parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to any such claim, dispute, difference or controversy and any related matters. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any employees of the American Arbitration Association, are confidential, privileged and inadmissible for any purpose, including, but not limited to, impeachment, in any arbitration, litigation or other proceeding related to this Agreement, provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. At no time prior to or during the mediation shall either party initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Section 13.1 or this Section 13.2. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until fifteen (15) business days after the completion of the mediation and the parties shall take such action, if any, required to effectuate such tolling. If any such claim, dispute, difference or controversy is not resolved by such mediation, either party may pursue such rights and remedies as may be available to either of them under this Agreement or at law or in equity.

13.3. Injunctive Relief. Nothing in this Article 13 shall preclude any party, at any time, from taking or requesting any judicial or other authority in any country to order any provisional or conservatory measure, including pre-award attachment, injunction or similar remedy for the presentation of its rights and interests.

ARTICLE 14

Definitions

14.1. Definitions. As used in this Agreement, the following terms shall have the meanings specified:

“Affiliate” means a person or entity who, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified. The term “control”, or any derivation thereof, as used herein shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through the ownership of securities or of partnership or other ownership interests, by contract or otherwise) of any other person or entity; provided, however, that any person or entity that owns or holds, directly or indirectly, more than 50% of the voting securities or partnership or other equity interests of any other person or entity (other than as a limited partner of such person or entity) will be deemed to control such other person or entity.

“Affiliated Member Corporation” means with respect to (a) the Member Group of which AVI is a member, either AWI or AVI and (b) the Member Group of which WVI is a member, any of WVI or WII.

“Agreement” means this Amended and Restated Joint Venture Agreement, as amended from time-to-time.

“Armstrong” shall mean AWI and AVI collectively or individually as the case and context may dictate, including their Affiliates where appropriate.

“Armstrong Grid Profits or Losses” means, with respect to any particular Fiscal Year, the aggregate net profits (or losses) earned or recognized for such Fiscal Year by those foreign Affiliates of AWI from the re-sale to third parties of Grid which it purchased from AWI or an Affiliate of AWI at an arms’ length price. Calculation of Armstrong Grid Profits (or Losses) shall be in accordance with past practice, and that certain letter agreement dated December 20, 2010 with respect to such matter.

“AVI” shall mean Armstrong Ventures, Inc., a Delaware corporation, and its successors and assigns permitted pursuant to this Agreement.

“AWI” shall mean Armstrong World Industries, Inc., a Pennsylvania corporation, and its successors and assigns.

“Board of Directors” means the Board of Directors of the Joint Venture.

“Business” shall mean the business of the Joint Venture.

“Confidential Information” means any proprietary information, technical data or other know-how or information, prior to or subsequent to the date of this Agreement, has been or may be disclosed by a party hereto ,or any of its Affiliates, directly or indirectly, to the other party hereto (a) in writing and identified in writing as being confidential at the time of or prior to such disclosure or (b) orally and identified at the time of disclosure as confidential and promptly thereafter identified and described in writing as confidential or (c) is such that the other party should reasonably know is confidential even without such identification; and all records and accounts contemplated by Article 7 herein.

“Core Grid” shall mean grid (whether made of metal, plastic, fiberglass or other materials) for suspended ceilings, which includes, without limitation, main beams, cross tees, angle molding, anchors, hanger wire and/or other functionally similar stabilizing components, and related products such as clips and hanger attachments. “Core Grid” also includes refinements, improvements, or logical extensions of Core Grid products. For example, development of a new or improved product which would be used in place of a Core Grid product, as was the case with the DC FlexZone electrified grid system, drywall grid and clean room grid, are each included as Core Grid. Core Grid does not include Scope Extensions. Core Grid also does not include Specialty Ceilings Suspension Products for Specialty Ceilings.

“Core Products” shall mean Core Grid and Exclusive Scope Extensions.

“Effective Date” shall mean June 1, 1992.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time-to-time.

“Exclusive Scope Extensions” means those Scope Extensions which the Members have agreed will be exclusively produced by the Joint Venture and not the Members. All Exclusive Scope Extensions as of the Restatement Date are listed as such on Schedule X. Schedule X shall be deemed amended from time to time to reflect any additions or deletions to such Exclusive Scope Extensions as agreed by the Members and the Joint Venture. The parties intend to update Schedule X from time to time to reflect additions and deletions.

“Fiscal Year” means both the fiscal year and taxable year of the Joint Venture as in effect from time-to-time, which, as of the date of this Agreement, is the twelve (12) month period commencing on January 1 of each calendar year and ending on December 31 of such calendar year.

“Grid” shall mean, collectively, (a) any Core Grid and (b) the Scope Extensions.

“Grid Business” shall mean the business of manufacturing and selling Grid.

“Grid-Type Products” means products which are identical or substantially similar to Grid products, or which are Specialty Ceilings Suspension Products. “Indebtedness” means indebtedness for borrowed money.

“Joint Venture” or “Venture” means the business relationship between AVI and WVI, the terms and conditions of which are set forth in this Agreement, including, but not limited to, the formation and operation of the Joint Venture.

“Member Corporation” shall mean an entity in the Member Group.

“Member Group” means Armstrong and its Affiliates (including AVI) and/or WII and its Affiliates (including WVI) collectively or individually as the case and context require.

“Members” means AVI and WVI, and their respective successors and permitted assigns, collectively or AVI and WVI individually, as the case and context may dictate.

“Miscellaneous JV Specialty Ceilings Suspension Products” shall mean the miscellaneous extruded aluminum suspension products; custom brake formed aluminum or steel suspension products; and certain hanging kits and clips produced or sold by the Joint Venture as of the Restatement Date as or for Specialty Ceilings Suspension Products.

“Person” shall mean any individual, corporation, general or limited partnership, limited liability company or partnership, joint venture, estate, trust, association, organization, or other legal entity or governmental body.

“Related Agreements” shall mean (a) with respect to Armstrong, the Supplemental Agreement, the License Agreement – Armstrong Name, the License Agreement – WAVE IP, the Armstrong Support Agreement, and the Sales Representation Agreement and (b) with respect to Worthington, the Worthington Support Agreement and the Supplemental Agreement.

“Relatives and Affiliates” shall mean, with respect to any individual, his spouse, children, grandchildren, parents and siblings and any entity controlled by such individual.

“Purchased Business” means a business purchased by a Member Group.

“Scope Extensions” shall mean the specific products that are not Core Grid but are produced or sold by the Joint Venture as of the Restatement Date or are products which are agreed by the Board of Directors to be added as products produced or sold by the Joint Venture or which are logical extensions of then-existing Scope Extension products produced or sold by the Joint Venture and include refinements or improvements of such products or products designed to replace or compete against any then current Scope Extension products produced or sold by the Joint Venture. Scope Extensions as of the Restatement Date are the ceiling products currently produced and sold by the Joint Venture under the names “Perimeters,” “Axiom” or “Serpentina.” All Scope Extensions will be listed on Schedule X, which Schedule X shall be deemed amended and updated from time to time to reflect new Scope Extensions developed as refinements or improvements as provided above or approved by the Board of Directors. Scope Extensions that are Exclusive Scope Extensions will be specifically designated as such on Schedule X. The parties intend to update Schedule X from time to time to reflect additions and deletions.

“Specialty Ceiling” shall mean a ceiling providing unique aesthetics and design which is most often custom engineered and designed (typically consisting of products such as planks, panels, canopies, clouds, strips, bars, beams, baffles or tiles affixed to the structural components of the ceiling to form an integrated solution) and which would not normally be supported by Core Grid, but rather by Specialty Ceiling Suspension Products. The “Architectural Specialties” business unit of AWI is engaged as of the Restatement Date in the design, manufacture and sale of Specialty Ceilings and related products. The following are examples of Specialty Ceiling brands of the AWI Architectural Specialties business unit as of the Restatement Date: CAPZ™ Acoustical Ceilings, INFUSIONS® Canopies, INFUSIONS® Panels, METALWORKS™ Canopies, METALWORKS™ Concealed Panels, METALWORKS™ Torsion Spring Panels, METALWORKS™ Linear Panels, METALWORKS™ Snap-in Panels, METALWORKS™ RH 200/215, SOUNDSCAPES® Canopies/Clouds/Blades, WOODWORKS® Canopies, WOODWORKS® Concealed Panels, WOODWORKS® Grille Panels, WOODWORKS® Linear Panels, WOODWORKS® Channeled Panels, LINEAGE™ Wood Looks Panels and ALTITUDES™ custom ceiling system. For clarity, the Members acknowledge that Core Grid is used, in whole or in part, to support, and other Core Products are used in some of the above-listed Specialty Ceiling brands.

“Specialty Ceilings Suspension Products” shall mean suspension products specifically designed for Specialty Ceilings which are (a) generally low volume custom products unique to the Specialty Ceiling which are different from Core Grid, and (b) not readily manufactured through a manufacturing process used by the Joint Venture. Examples of Specialty Ceilings Suspension Products (and not Core Grid) as of the Restatement Date are those suspension products typically being used for the following ceiling systems: Metalworks RH200, Metalworks Fastrack, and Metalworks RH215. Other examples of Specialty Ceilings Suspension Products produced or sold by the Architectural Specialties” business unit of AWI as of the Restatement Date include aircraft cables and inserts used for Metalworks Canopies, U Profile suspension products used for Metalworks DH700 and Metalworks RH200 and RH215; custom aluminum or brake press bulkhead suspension products used for Metalworks Torsion Spring Custom; and hanging kits used for Soundscape Clouds.

“Supplemental Agreement” shall mean the Supplemental Agreement, dated March 23, 1992 and executed in connection herewith, among the Joint Venture, AWI, AVI, WVI and NRM, as amended from time-to-time.

“Trademarks and Patents” shall mean trademarks, trade names, copyrights, service marks, label filings and patents.

“Worthington” shall mean WII and WVI collectively or individually, as the case and context may dictate, including their Affiliates where appropriate.

“WVI” shall mean The Worthington Steel Company, a Delaware corporation formerly known as Worthington Ventures, Inc., its successors and assigns permitted and agreed to pursuant to this Agreement.

14.2. Terms Defined Elsewhere. All of the following terms are defined elsewhere in this Agreement:

Advocate Appraiser – Section 11.5.5(a)

Advocate Appraiser Report – Section 11.5.5(a)

Armstrong Support Agreement – Section 5.10

Capital Account – Section 3.1.4

Code – Section 3.1.4

Competing Business – Section 12.1.1(a)

Competitive Segment – Section 12.8(a)

Core Grid IP – Section 2.1.3

Excluded Businesses - Section 12.8

Existing Joint Venture Agreement – Recitals

Financial Target – Section 11.1.2(c)

General Partnership Law – Section 1.1

IB Value – Section 11.5.5(a)

Initial Term – Section 1.6

License Agreement – Section 2.1.3

Maximum Commitment– Section 3.4

Worthington Support Agreement – Section 5.9

Neutral Appraiser – Section 11.5.5(b)

Neutral Appraiser Report – Section 11.5.5(b)

Sales Representation Agreement– Section 5.3

Steel Supply Sourcing Services – Section 5.4

Terminating Member – Section 11.5.2

WII – Section 11.1.4

Worthington Steel - Section 5.4.

ARTICLE 15

Indemnification

15.1. Indemnification. Each Member expressly disclaims any liability for the acts of the other Member unless such acts have been expressly authorized by this Agreement or the Related Agreements or by the Board of Directors, and, with respect to any such unauthorized acts, each Member hereby indemnifies and holds harmless the other Member and the Joint Venture from any and all claims, demands, losses or damages arising from such unauthorized acts of the indemnifying party, including the providing of a legal defense to any such claims or demands, together with all expenses incurred in such defense.

ARTICLE 16

Miscellaneous Provisions

16.1. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and delivered by hand or mail, postage paid, or by FAX at the respective addresses and telephone numbers of the parties as follows:

If to AVI:	Armstrong Ventures, Inc.
2500 Columbia Avenue
P.O. Box 3001
Lancaster, PA 17604
Attention: President
Fax No.: 717/396-3304

Copy to:	Armstrong World Industries, Inc.
2500 Columbia Avenue
P. O. Box 3001
Lancaster, PA 17604
Attention: General Counsel
FAX No.: 717/396-2983

If to WVI:	The Worthington Steel Company
200 Old Wilson Bridge Road
Columbus, Ohio 43085
Attention: President
FAX No. : 614/438-3256

Copy to:	Worthington Industries, Inc.
200 Old Wilson Bridge Road
Columbus, Ohio 43085
Attention: General Counsel
FAX No.: 614/840-3706

The effective date of any notice, demand, request or other communication shall be deemed to be the date of delivery or deposit thereof. Any party hereto may change its address for purposes hereof by notice to the others as provided in this Section 16.1.

16.2. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

16.3. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. Any party to this Agreement may deliver an executed copy hereof or of any of the Related Agreements by facsimile transmission or electronically in Portable Document Format (PDF) to another party hereto or thereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of any of the Related Agreements.

16.4. Publicity. Each Member Group agrees that press releases and other announcements to be made by the Joint Venture or a Member Group with respect to transactions contemplated hereby shall be subject to mutual agreement and prior consent.

16.5. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.6. Assignability. This Agreement, and all rights and obligations hereunder, are personal to the parties and shall not be assigned by any of them voluntarily or by operation of law without the prior written consent thereto by the other parties hereto. No assignment shall become effective until the prospective transferee has executed and delivered to the Joint Venture an undertaking satisfactory to counsel for the other parties in which the transferee agrees to be bound by the terms of this Agreement and all of the Related Agreements as may be appropriate.

16.7. No Waiver. A failure by any party to assert its rights under this Agreement shall not be deemed a waiver of such rights, nor shall any waiver be implied from any act or omission. No waiver by a party with respect to any right shall extend its effect to any subsequent breach of the terms hereof of like or different kind unless such waiver explicitly provides otherwise.

16.8. Amendments. This Agreement may be altered, modified, or amended only by a written instrument duly executed by each of the Members.

16.9. Complete Agreement. This Agreement amends and restates, in its entirety, the Existing Joint Venture Agreement. This Agreement, together with the Exhibits and Schedules hereto and the Related Agreements, represent the entire agreement of the parties with respect to the transactions contemplated hereby and shall supersede and replace the Existing Joint Venture

Agreement and any and all previous contracts, arrangements, understandings, negotiations and commitments between the parties with respect to the transactions contemplated hereby(whether oral or written); provided, however, that it does not change or otherwise alter or affect any of the Related Agreements except to the extent that the provisions of any such Related Agreements are inconsistent with any of the provisions hereof, in which event the provisions of this Agreement will govern and control.

16.10. Responsibility for Breach by Affiliates. Each Member shall be responsible for and liable for any breach of the provisions of this Agreement or any agreement executed in connection herewith (including, but not limited to, the Related Agreements) by its Affiliates, and any such breach by a Member’s Affiliate shall be considered a breach of this Agreement by such Member.

IN WITNESS WHEREOF, the parties have hereunto executed this Amended and Restated Joint Venture Agreement as of the date set forth above.

ARMSTRONG VENTURES, INC.

By:
Name:
Title:

THE WORTHINGTON STEEL COMPANY

By:
Name:
Title:

Exhibit / Section:	Exhibit Name:
● 2.1.1(b)	License Agreement – Armstrong Name

● 3.4(d)	Example of Special Allocation of Certain Profits and Losses

● 5.3	Sales Representation Agreement

● 5.9	Worthington Support Agreement

● 5.10	Armstrong Support Agreement

● 12.8	Guiding Principles

● 13.2	Arbitration Procedures

Schedules:

●	Schedule X - List of Scope Extensions & Exclusive Scope Extensions (Definitions)

SCHEDULE X

Amended and Restated Joint Venture Agreement

List of Scope Extensions & Exclusive Scope Extensions

Name of Scope Extension Product	Exclusive Scope Extension Product? (Y or N)	Effective Date
Perimeters	Y	Restatement Date

Axiom	Y	Restatement Date

Serpentina	Y*	Restatement Date

Miscellaneous JV Specialty Ceilings Suspension Products	N	Restatement Date

Lighting products integrated into Core Grid or Scope Extensions	N	Restatement Date

*	As of the Restatement Date, the parties acknowledge that Armstrong has sourced and/or manufactured products having similar attributes to the Serpentina brand products on a limited, low volume basis for certain custom projects, and the parties agree that Armstrong may continue to do so on a limited, project specific basis, provided that it does so in a manner and in volumes that are consistent with past practice.

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